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                FLAG INVESTORS REAL ESTATE SECURITIES FUND, INC.
                             ARTICLES SUPPLEMENTARY

                  FLAG INVESTORS REAL ESTATE SECURITIES FUND, INC. (the "Corporation") having its principal office in the City of Baltimore, certifies that:

                  FIRST: The Corporation's Board of Directors in accordance with
Section 2-105(c) of the Maryland General Corporation Law at a meeting duly convened and held on September 28, 1998 has adopted a resolution designating a new class of shares and increasing the total number of shares of capital stock which the Corporation has the authority to issue to thirty million (30,000,000) shares of Common Stock, par value $.001 per share, having an aggregate par value of thirty thousand dollars ($30,000.00), all of which shares are designated as follows: seven million (7,000,000) shares are designated "Flag Investors Real Estate Securities Fund Class A Shares," two million (2,000,000) shares are designated "Flag Investors Real Estate Securities Fund Class B Shares," fifteen million (15,000,000) shares are designated "Flag Investors Real Estate Securities Fund Class C Shares" (the "Class C Shares"), five million (5,000,000) shares are designated "Flag Investors Real Estate Securities Fund Institutional Shares" and one million (1,000,000) shares remain undesignated.

                  SECOND: Immediately before the increase in authorized shares and the designation of the Class C Shares, the Corporation was authorized to issue fifteen million (15,000,000) shares of Common Stock, par value $.001 per share, having an aggregate par value of fifteen thousand dollars ($15,000.00), of which seven million (7,000,000) shares were designated "Flag Investors Real Estate Securities Fund Class A Shares," two million (2,000,000) shares were designated "Flag Investors Real Estate Securities Fund Class B Shares," five million (5,000,000) shares were designated "Flag Investors Real Estate Securities Fund Institutional Shares" and one million (1,000,000) shares remained undesignated.

                  THIRD: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.



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                  IN WITNESS WHEREOF, Flag Investors Real Estate Securities
Fund, Inc. has caused these Articles Supplementary to be executed by its President and its corporate seal to be affixed and attested by its Secretary on this 23rd day of October, 1998.



[CORPORATE SEAL]



                                FLAG INVESTORS REAL ESTATE SECURITIES FUND, INC.



                                By: /s/ William K. Morrill, Jr.
                                    ---------------------------
                                    William K. Morrill, Jr.
                                    President



Attest: /s/ Amy M. Olmert
        -----------------
        Amy M. Olmert
        Secretary



                  The undersigned, President of FLAG INVESTORS REAL ESTATE SECURITIES FUND, INC., who executed on behalf of said corporation the foregoing Articles Supplementary to the Articles of Incorporation of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles Supplementary to the Articles of Incorporation to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.



                                            By: /s/ William K. Morrill, Jr.
                                                ---------------------------
                                                William K. Morrill, Jr.
                                                President